Exhibit 10.21

Katy Industries, Inc.

2011 Change in Control Plan

Effective March 28, 2011

TABLE OF CONTENTS

Section                                                                                                 Page

ARTICLE I	DEFINITIONS	1

1.01	Administrator	1
1.02	Affiliate	1
1.03	Aggregate Change in Control Consideration	1
1.04	Board	1
1.05	Cause	1
1.06	Change in Control	2
1.07	Change in Control Protection Period	2
1.08	Code	2
1.09	Committee	3
1.10	Company	3
1.11	Effective Date	3
1.12	Employee	3
1.13	Options	3
1.14	Participant	3
1.15	Participant’s Share	3
1.16	Plan	3
1.17	Stock Appreciation Rights	3

ARTICLE II	PARTICIPATION	4

2.01	Eligibility Requirements	4
2.02	Determination of Eligibility	4
2.03	Conditions to Participation	4

ARTICLE III	COMPENSATION	5

3.01	Compensation	5
3.02	Conditions for Payment	5
3.03	Excise Taxes	6
3.04	Beneficiary	8

ARTICLE IV	AMENDMENT AND TERMINATION	8

ARTICLE V	ADMINISTRATION	8

5.01	Allocation of Responsibility	8
5.02	Administrator and Committee Powers and Duties	8
5.03	Discretion of Administrator and Committee	9
5.04	Records and Reports	9
5.05	Payment of Expenses	9
5.06	Limitation of Liability	9
5.07	Claims	9
5.08	Review of Claims	10

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ARTICLE VI	MISCELLANEOUS	12

6.01	Construction	12
6.02	Governing Law	12
6.03	Plan Creates No Separate Rights	12
6.04	Non-Alienation of Benefits	12
6.05	Action by Corporation	12
6.06	Unfunded Plan	12
6.07	Section 409A	13
6.08	Successor Provision	13
6.09	Tax Withholdings	13

ARTICLE VII	ADOPTION OF PLAN	14

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INTRODUCTION

This Katy Industries, Inc. 2011 Change in Control Plan (the “Plan”) is established, effective as of March 28, 2011, to entitle eligible Participants (as defined herein) to certain additional compensation in connection with a Change in Control (as defined herein) of Katy Industries, Inc. (the “Company”).  The Plan provides for certain additional compensation to eligible Participants on the terms and conditions described herein.

ARTICLE I
DEFINITIONS

1.01 ADMINISTRATOR

Administrator means the Company or its delegate.  The Committee (as defined herein) shall act under the Plan on behalf of the Administrator.

1.02 AFFILIATE

Affiliate means any entity, trade or business that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code, except that, in making any such determination, fifty percent (50%) shall be substituted for eighty percent (80%) under such Code Sections and the related regulations.  Affiliate includes, at such time, any such entity, trade or business that becomes an Affiliate on or after the Effective Date of this Plan and excludes, at such time, any such entity, trade or business that no longer qualifies as an Affiliate on or after the Effective Date of the Plan.

1.03 AGGREGATE CHANGE IN CONTROL CONSIDERATION

Aggregate Change in Control Consideration means the aggregate fair market value of the consideration to be delivered to the shareholders of the Company with respect to the outstanding securities of the Company (both preferred and common stock), net of costs or expenses, as applicable, relating to the transaction that results in the Change in Control.  The Aggregate Change in Control Consideration shall be determined in good faith by the Board taking in account the value of any non-cash consideration and any anticipated post-closing date adjustments, costs or expenses.

1.04 BOARD

Board means the Board of Directors of the Company.

1.05 CAUSE

Termination for "Cause" shall have the same meaning as under any employment agreement between the Company or an Affiliate and the Participant or, if no such employment agreement exists or if such employment agreement does not contain any such definition, Cause shall mean the termination of the Participant’s employment by the Company or an Affiliate for any of the following reasons:  (a) the Participant’s willful failure to perform, or gross negligence in the performance of, the Participant’s material duties and responsibilities to the Company and its Affiliates; (b) the commission by the Participant of a material act of fraud or embezzlement or any material dishonesty with regard to the Company or any of its Affiliates; or (c) the Participant’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.

1.06 CHANGE IN CONTROL

Change in Control shall mean (a) any sale, exchange, assignment (other than as security) or other disposition of all or substantially all of the assets owned, directly or indirectly through one or more Affiliates, by the Company, except pursuant to a sale, merger, consolidation, reorganization or similar transaction that would not result in a Change in Control under the immediately following subsection (b), and (b) consummation of a sale, merger, consolidation, reorganization or similar transaction unless, immediately following that transaction, all or substantially all of the beneficial owners of the outstanding securities of the Company immediately prior to the transaction own, directly or indirectly through one or more Affiliates, (i) more than fifty percent (50%) of the value of the outstanding securities of the entity resulting from such transaction (including without limitation any entity that as the result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly through one or more Affiliates) and (ii) more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the directors of the entity resulting from such transaction (including without limitation any entity that as the result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly through one or more Affiliates) in substantially the same proportions relative to each other as their ownership immediately prior to such transaction on a fully-diluted basis; except that, a transaction described in subsections (a) or (b) above shall not constitute a “Change in Control” unless, in connection with such transaction, (1) a majority of the members of the Board are replaced (i) by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the transaction and (ii) as a result of the transaction and (2) such transaction constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(v).

1.07 CHANGE IN CONTROL PROTECTION PERIOD.

Change in Control Protection Period shall mean (a) any period after the Company or any of its Affiliates has taken material steps toward completion of a specific transaction that, if consummated, would result in a Change in Control and before the discontinuance of on-going and substantial discussions without the transaction being consummated or the consummation of the Change in Control, and (b) during any period after the Company or any of its Affiliates has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control and before the termination of such agreement without the transaction being consummated or the  consummation of the Change in Control.

1.08 CODE

Code means the Internal Revenue Code of 1986, as amended, at any relevant time.

1.09 COMMITTEE

Committee means the Compensation Committee of the Board, which shall administer the Plan on behalf of the Administrator.

1.10 COMPANY

Company means Katy Industries, Inc. or its successor.

1.11 EFFECTIVE DATE

Effective Date means March 28, 2011.

1.12 EMPLOYEE

Employee means a full-time common law employee of the Company or an Affiliate.  A full-time common law employee of the Company or an Affiliate only includes an individual who renders personal services to the Company or an Affiliate and who, in accordance with the established payroll, accounting and personnel policies of the Company or Affiliate, is characterized by the Company or Affiliate as a full-time, common law employee.  An Employee does not include any person whom the Company or Affiliate has identified on its payroll, personnel or tax records as an independent contractor or a person who has acknowledged in writing to the Company or an Affiliate that such person is an independent contractor, whether or not a court, the Internal Revenue Service or any other authority ultimately determines such classification to be correct or incorrect as a matter of law.

1.13 OPTIONS

Options mean any and all outstanding stock options that the Company granted to the Participant and that entitle the Participant to purchase from the Company a stated number of shares of its common stock at the price set forth in the stock option agreement.

1.14 PARTICIPANT

Participant means an Employee who has satisfied the eligibility requirements provided in Article II and is selected to participate in the Plan.

1.15 PARTICIPANT’S SHARE

Participant’s Share means, for each Participant, the amount of the Aggregate Change in Control Consideration to be allocated to the Participant and used to determine the amount of compensation payable to the Participant pursuant to Section 3.01 below.  The amount of the Aggregate Change in Control Consideration to be allocated to the Participant shall be determined by the Administrator in its sole discretion at the time the Participant becomes covered under the Plan and set forth opposite the Participant’s name on Exhibit A to the Plan.

1.16 PLAN

Plan means this Katy Industries, Inc. 2011 Change in Control Plan.

1.17 STOCK APPRECIATION RIGHTS

Stock Appreciation Rights mean any and all outstanding stock appreciation rights that the Company granted to the Participant and that entitle the Participant to receive cash or a number of shares of the Company’s common stock, based on the increase in the value of the shares of the Company’s common stock underlying the stock appreciation rights during a stated period of time over the fair market value of such shares of common stock as set forth in the stock appreciation rights agreement.

ARTICLE II
PARTICIPATION

2.01 ELIGIBILITY REQUIREMENTS

Only an Employee who satisfies the eligibility requirements set forth herein is eligible to become a Participant in the Plan.  An otherwise-eligible Employee shall become a Participant in the Plan on the date the Administrator determines that such Employee becomes a Participant and the Employee satisfies the conditions to participation set forth in Section 2.03 below or otherwise imposed by the Administrator.  Notwithstanding the foregoing, the Administrator may terminate a Participant’s status as a Participant at any time, except that no Participant’s Plan participation may be terminated (i) during the Change in Control Protection Period or (ii) after the Employee has effectively surrendered all rights the Employee had in any Options and/or Stock Appreciation Rights the Company previously had awarded the Employee in order to become a Participant in this Plan.  The Plan’s Participants and each Participant’s Share shall be listed on Exhibit A to the Plan, which may be amended from time to time subject to the provisions of Article IV, except as described herein.

2.02 DETERMINATION OF ELIGIBILITY

The Administrator in its sole discretion shall determine each Employee’s eligibility for participation in this Plan.  All determinations by the Administrator are conclusive and binding.

2.03 CONDITIONS TO PARTICIPATION

Notwithstanding any provision of this Plan to the contrary, no otherwise-eligible Employee shall become a Participant in the Plan unless the conditions set forth in Section 2.03(a) through (c) below are satisfied:

(a) As soon as administratively practicable after the Administrator determines that the Employee is eligible for participation in the Plan, the Employee must surrender any and all rights the Employee then has in any Options and/or Stock Appreciation Rights the Company previously awarded to the Participant;

(b) The Employee must acknowledge that the Employee will not be entitled to receive any further Options and/or Stock Appreciation Rights from the Company or any other equity-based awards, including but not limited to restricted stock, restricted stock units, and the like, notwithstanding the terms of any employment agreement, equity plan or other arrangement that may purport to entitle the Employee to any such additional awards (except that nothing herein will restrict the Company from making any further such awards if the Company in its sole discretion elects to make such awards after the Employee becomes a Participant in this Plan); and

(c) The Employee executes any documents or instruments the Company may request to evidence the Employee’s compliance with any of the conditions for participation in this Plan set forth above or imposed by the Administrator, including without limitation execution of the Consent and Acknowledgment to Surrender of Awards, substantially in the form attached hereto as Exhibit B.

The foregoing is not intended to constitute an exclusion list of the conditions to participation that the Administrator may impose upon any Employee becoming a Participant in this Plan.

ARTICLE III
COMPENSATION

3.01 COMPENSATION

(a) Subject to Sections 3.02, 3.03 and 6.09 below, each Participant shall be entitled to receive in connection with the Change in Control an aggregate amount equal to the Participant’s Share.

(b) The compensation payable under Section 3.01(a) above shall be paid in a single lump-sum in cash or, at the Administrator’s discretion and provided delivery of any securities is permitted by applicable law, including without limitation the securities laws and the rules of any relevant stock exchange, in cash and/or any securities, property or other consideration the shareholders will receive for their securities of the Company in connection with the transaction that constitutes the Change in Control, with the Participant entitled to receive that percentage of the amount in cash that is no less than the percentage of the amount in cash the shareholders will receive for their securities of the Company.  The payment shall be made within five (5) business days after the date of the Change in Control.

3.02 CONDITIONS FOR PAYMENT

Notwithstanding any provision of this Plan to the contrary, no compensation to be paid under this Plan shall be payable to the Participant unless the conditions set forth in Section 3.02(a) through (b) below are satisfied:

(a) The Participant remains employed continuously with the Company and/or its Affiliates from the date the Participant is selected initially to participate in this Plan until the time of the Change in Control or (ii) the Participant’s employment with the Company and every Affiliate thereof is terminated by the Company without Cause, or on account of the Participant’s death or disability, prior to the Change in Control and during the Change in Control Protection Period that relates to the Change in Control for which the payment is to be made.

(b) The Participant’s employment with the Company and every Affiliate thereof was not (i) terminated by the Company for Cause or by the Participant voluntarily prior to the Change in Control or (ii) terminated by the Company for any reason, or on account of the Participant’s death or disability, prior to the Change in Control and outside of the Change in Control Protection Period that relates to the Change in Control for which the payment is to be made.

3.03 EXCISE TAXES

If any payment or the provision of any benefit by the Company to the Participant, whether paid, payable or provided pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right or equity award, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Payments to be provided under this Plan (or the other Payments as described above) shall be reduced (but not in excess of the amount of the Payments to be provided under this Plan or the other Payments as described above) if, and only to the extent that, such reduction will allow the Participant to receive a greater Net After Tax Amount than the Participant would receive absent such reduction.

If the Company and the Participant cannot agree on the calculations necessary to execute the terms set forth in this Section 3.03, then such calculations will be made by an Accounting Firm (as defined below).  In such event, the Accounting Firm will first determine the amount of any Parachute Payments (as defined below) that are payable to the Participant.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.  The Accounting Firm will next determine the largest amount of payments that may be made to the Participant without subjecting the Participant to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.  The Participant then will receive the total Parachute Payments or the total Capped Payments, whichever provides the Participant with the higher Net After Tax Amount; however, if the reductions imposed under this Section 3.03 are in excess of the amount of Payments to be provided, then the total Parachute Payments will be adjusted by first reducing, on a pro rata basis, the amount of any non-cash benefits under any other plan, agreement or arrangement, then any cash payments payable under this Plan and finally any cash payments payable under any other plan, agreement or arrangement.  The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that determinations under this Section 3.03 are made, it is possible that the Participant will have received Parachute Payments or Capped Payments in excess of the amount that should have been paid or provided (“Overpayments”), or that additional Parachute Payments or Capped Payments should be paid or provided to the Participant (“Underpayments”).  If the parties agree on an Overpayment or, in the absence of such agreement, the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the parties or the Accounting Firm, as the case may be, believes has a high probability of success, or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Participant must repay to the Company immediately together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999 and the Participant will receive a greater Net After Tax Amount than the Participant would otherwise receive.  If the parties agree on an Underpayment or, in the absence of such agreement, the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, upon which event the Accounting Firm will notify the Participant and the Company of that determination, the amount of that Underpayment will be paid to the Participant by the Company promptly after such determination.

For purposes of this Section 3.03, the following terms shall have their respective meanings:

(a) “Accounting Firm” means the independent accounting firm then-currently engaged by the Company, or a mutually agreed upon independent accounting firm if requested by the Participant; and

(b) “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(c) “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.  The Company and the Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

Notwithstanding the foregoing, this Section 3.03 shall not apply to any Participant whose employment agreement or other agreement, policy, plan, program or arrangement provides for treatment of Parachute Payments in a manner that differs from the provisions hereof.  In that case, the Participant’s employment agreement or other agreement, policy, plan, program or arrangement shall control the treatment of any Parachute Payments to be made to the Participant, including those payable under this Plan.

3.04 BENEFICIARY

In the event the Participant dies before payment of the amounts due under the Plan, the Participant’s beneficiary, as designated by the Participant for purposes of the Plan, or, if no such beneficiary has been designated or if the designated beneficiary is no longer living, the Participant’s estate, will be entitled to receive any unpaid payments the Participant was entitled to receive under the Plan.

ARTICLE IV
AMENDMENT AND TERMINATION

The Company reserves the right, in its sole discretion, to amend or terminate the Plan at any time by written action of the Administrator.  Notwithstanding the foregoing, however, during the Change in Control Protection Period or as otherwise set forth in this Plan, no amendment or termination of the Plan may be made, without the consent of the affected Participant, to (i) change the eligibility of any Participant who is then eligible to participate in the Plan; (ii) diminish any rights under the Plan of any Participant, (iii) reduce the amount of the Participant’s Share, or (iv) terminate the Plan with respect to any Participant, until all benefits that are payable to such Participant under the Plan during such time are paid in full pursuant to the terms of the Plan.

ARTICLE V
ADMINISTRATION

5.01 ALLOCATION OF RESPONSIBILITY

All responsibilities not specifically delegated to the Committee remain with the Administrator; provided, however, that the Administrator has the power to delegate fiduciary responsibilities that the Plan does not specifically delegate.  A person to whom responsibility is delegated may resign after 30 days’ notice to the Administrator.  The Administrator may make additional delegations, including delegations occasioned by resignation, death, or other cause, and including delegations to successor Administrators.

5.02 ADMINISTRATOR AND COMMITTEE POWERS AND DUTIES

The Administrator and the Committee must administer the Plan by its terms and have all powers necessary to do so.  The Administrator and the Committee must interpret the Plan and have the sole discretion to do so.  The Administrator’s powers and duties include, but are not limited to the discretion to determine the answers to all questions relating to the Employees’ eligibility to become Participants, the discretion to adopt, amend, and rescind rules and regulations pertaining to their duties under the Plan, and the discretion to make all other determinations necessary or advisable for the discharge of their duties under the Plan.  The Committee’s duties include the resolution of claims for Plan benefits.

The Administrator’s and Committee’s authority is absolute and a determination that the Administrator or the Committee makes in good faith is conclusive and binding on all persons.  The Administrator’s and the Committee’s decisions, however, may not take away any rights that the Plan specifically gives to a Participant.

The Administrator and the Committee may employ such accountants, counsel, specialists, and other advisory and clerical persons as it deems necessary or desirable in connection with the Plan’s administration.  The Administrator and the Committee are entitled to rely conclusively on any opinions from its accountant or counsel.

5.03 DISCRETION OF ADMINISTRATOR AND COMMITTEE

The Administrator’s and the Committee’s discretion to perform or consent to any act is exclusive if all similarly situated Employees and Participants are treated in a consistent manner.

5.04 RECORDS AND REPORTS

The Administrator must keep all books of account, records and other data necessary for proper administration of the Plan.  The Administrator may appoint any person as agent to keep records.

5.05 PAYMENT OF EXPENSES

Until the Company determines otherwise, the Administrator and all members of the Committee serve without compensation.  The Company must pay all expenses relating to the administration of the Plan, including any expenses for the fees of accountants, legal counsel and other similar specialists, and other costs of administering the Plan.

5.06 LIMITATION OF LIABILITY

As permitted by law, the Company must indemnify and save each Committee member harmless against expenses, claims, and liabilities arising out of being a Committee member, except expenses, claims, and liabilities arising out of the member’s own negligence or bad faith.

5.07 CLAIMS

(a) Participants do not need to complete a claim for benefits to obtain benefits under the Plan.  However, Employees or Participants who dispute the amount of, or their entitlement to, Plan benefits must file a claim with the Committee to obtain Plan benefits.  Any claim by a Participant or Employee who disputes the amount of, or entitlement to, Plan benefits must be filed in writing within ninety (90) days of the event that the Participant or Employee is asserting constitutes an entitlement to such Plan benefits.  Failure by the Participant or Employee to submit such claim within the ninety (90)-day period shall bar the Participant or Employee from any claim for benefits under the Plan as a result of the occurrence of such event.

(b) Claims for benefits shall be filed in writing with the Committee.  Written notice of the decision on such claim shall be furnished to the claimant within ninety (90) days of receipt of such claim unless special circumstances require an extension of time for processing the claim.  If the Committee needs an extension of time to process a claim, written notice will be delivered to the claimant before the end of the initial ninety (90) day period.  The notice of extension will include a statement of the special circumstances requiring an extension of time and the date by which the Committee expects to render its final decision.  However, that extension may not exceed ninety (90) days after the end of the initial period.  If the Committee rejects a claim for failure to furnish necessary material or information, the written notice to the claimant will explain what more is needed and why, and will tell the claimant that the claimant may re-file a proper claim.

(c) If any part of a claim for benefits under this Plan is denied, the Committee will provide the claimant with a written notice stating (i) the specific reason or reasons for the denial; (ii) the specific reference to pertinent Plan provisions on which the denial was based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) appropriate information as to the steps to be taken if the claimant wishes to submit a claim for review, including a statement of the claimant’s right to bring a civil action following an adverse benefit determination on review.

(d) The Committee shall provide payment for the claim only if the Committee determines, in its sole discretion, that the claimant is entitled to the claimed benefit.  The full value of any payment made according to the Plan satisfies that much of the claim and all related claims under the Plan.  As a condition to a payment from it or directed by it, the Company may require the Participant, beneficiary, or legal representative to execute a receipt and release of the claim in a form determined by the person requesting the receipt and release.

5.08 REVIEW OF CLAIMS

(a) If a claim is denied, the claimant may appeal the denial by delivering a written notice to the Committee specifying the reasons for the appeal. That notice must be delivered within sixty (60) days after receiving the notice of denial.  The claimant may submit written comments, documents, records and other information relating to the claimant’s claim for benefits.  The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  The Committee’s review will take into account all such written comments, documents, records and other information the claimant submits relating to the claim, without regard to whether such information was submitted or considered initially.

(b) The Committee will advise the claimant in writing of the final determination after review.  The decision on review will be written in a manner calculated to be understood by the claimant, and it will include specific reasons for the decision and specific references to the pertinent provisions of the Plan or related documents on which the decision is based.  Such written notification also will include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and the claimant’s right to obtain the information about such procedures.  The written decision will be rendered within sixty (60) days after the request for review is received, unless special circumstances require an extension of time for processing.  If an extension is necessary the Committee will furnish written notice of the extension to the claimant before the end of the 60-day period and indicate the special circumstances requiring the extension of time.  The extension notice will indicate the date by which the Committee expects to render a decision.  The decision will then be rendered as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(c) The Committee must advise the claimant in writing of the final determination after review.  The decision on review must be written in a manner calculated to be understood by the claimant, and it must include specific reasons for the decision and specific references to the pertinent provisions of the Plan or related documents on which the decision is based.  Such written notification also must include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and a statement describing any voluntary appeal procedures offered by the Plan, the claimant’s right to obtain the information about such procedures and a statement of the claimant’s right to bring a civil action following a denial on review.  The written advice must be rendered within 60 days after the request for review is received, unless special circumstances require an extension of time for processing.  If an extension is necessary the Committee must furnish written notice of the extension to the claimant before the end of the 60-day period and indicate the special circumstances requiring the extension of time.  The extension notice must indicate the date by which the Committee expects to render a decision.  The decision must then be rendered as soon as possible but no later than 120 days after receipt of the request for review.

(d) If the Committee holds regularly scheduled meetings at least quarterly, the time periods for rendering the written decision described in the preceding paragraph shall not apply and the Committee shall instead make a benefit determination no later than the date of the meeting of the Committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting.  In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review.  If special circumstances require a further extension of time for processing, a benefit determination will be rendered no later than the third meeting of the Committee following the Plan’s receipt of the request for review.  If such an extension of time for review is required because of special circumstances, the Committee will provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.  The Committee will notify the claimant of the benefit determination as soon as possible, but not later than five days after the benefit determination is made.

(e) In no event shall a Participant or other claimant be entitled to challenge a decision of the Committee in court or in any other administrative proceeding unless and until these claim review and appeal procedures have been complied with and exhausted.  The claimant shall have ninety (90) days from the date of receipt of the Committee’s decision on review in which to file suit regarding a claim for benefits under the Plan.  If suit is not filed within such 90-day period, it shall be forever barred.  The decisions made hereunder shall be final and binding on the Participant and every other party.

ARTICLE VI
MISCELLANEOUS

6.01 CONSTRUCTION

One gender includes the other, and the singular and plural include each other when the meaning would be appropriate. The Plan’s headings and subheadings have been inserted for convenience of reference only and must be ignored in any construction of the provisions. If a provision of this Plan is illegal or invalid, that illegality or invalidity does not affect other provisions.  Any term with an initial capital not expected by capitalization rules is a defined term according to Article I.

6.02 GOVERNING LAW

This Plan is construed, enforced, and administered in accordance with the laws of the State of Delaware (other than its choice-of-law rules), except to the extent that those laws are superseded by the laws of the United States of America.

6.03 PLAN CREATES NO SEPARATE RIGHTS

The creation, continuance or change of the Plan or any payment does not give any person a non-statutory legal or equitable right against the Company; or any of the Company’s officers, agents, or other persons employed by the Company.  The Plan does not modify the terms of a Participant’s employment.  Notwithstanding any other provision of the Plan, nothing in this Plan shall confer upon any Participant the right to continue in the employment of the Company or affect any right of the Company to terminate the employment of such Participant at any time for any reason.

6.04 NON-ALIENATION OF BENEFITS

No assignment of any rights or benefits arising under the Plan is permitted or recognized.  The Company is not liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Plan.

6.05 ACTION BY CORPORATION

Any action of the Company under this Plan may be by resolution or other action of its Board or by any officer or other employee of the Company with direct authorization from the Board.  Notwithstanding the foregoing, the terms of a Participant’s rights as set forth in this document cannot be changed by the promises of any individual officer, employee or manager of the Company.  Only the Company may change the terms of the Plan, and then only through a written amendment.  No promises (oral or written) that are contrary to the terms of the Plan and its written amendments, if any, are binding upon the Plan, the Administrator, the Committee or the Company and any of its Affiliates.

6.06 UNFUNDED PLAN

Neither the Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property that the Company or any Affiliate, in its discretion, may set aside in anticipation of any liability under the Plan.  The Company and its Affiliates shall not be required to set aside any specific funds, assets or property in anticipation of any liability under the Plan.  A Participant shall have only a contractual right to any benefits, if any, payable under the Plan, unsecured by the assets of the Company or any Affiliate.  Nothing contained in the Plan shall constitute a guaranty that the assets of the Company or any Affiliate shall be sufficient to pay any benefits to any person.

6.07 SECTION 409A

This Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith.  All rights to payments and benefits under the Plan shall be treated as rights to receive a series of separate payments and benefits to the fullest extent permitted by Section 409A of the Code.  The Company may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be in compliance with Section 409A of the Code.  Notwithstanding the preceding, the Company and its Affiliates shall not be liable to any Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments to be provided under this Plan are subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

6.08 SUCCESSOR PROVISION

The Company will require (i) any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company and (ii) any party to an event that constitutes a Change in Control, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform upon a Change in Control.

6.09 TAX WITHHOLDINGS

Each Participant shall be responsible for satisfying in cash or cash equivalent any tax withholding obligations, including without limitation, any applicable income and employment taxes, which may be imposed with respect to the Participant’s participation in the Plan and the payment of any amounts hereunder.  The Company may withhold from any payments payable hereunder any tax withholdings that may be required with respect to any such payments.

ARTICLE VII
ADOPTION OF PLAN

As evidence of its adoption of the Plan herein constituted, the Company has caused this instrument to be made effective March 28, 2011 and executed by its duly authorized officer this 28th day of March, 2011.

KATY INDUSTRIES, INC.

By: /s/ William F. Andrews

Name: William F. Andrews

Title: Chairman

Exhibit A

NAME OF PARTICIPANT/PARTICIPANT’S SHARE

David J. Feldman -- 3% of first $150 million and 5% of excess above $150 million

James W. Shaffer – 1.5%

Exhibit B

CONSENT AND ACKNOWLEDGMENT TO SURRENDER OF AWARDS

I, David Feldman, as a condition to my participation in the Katy Industries, Inc. 2011 Change in Control Plan (the “Plan”), hereby agree as follows:

(a)
I hereby surrender any and all rights I now have in any Options (as defined in the Plan) and/or Stock Appreciation Rights (as defined in the Plan) that Katy Industries, Inc. (the “Company”) previously awarded to me (which awards are denoted on the attached Exhibit (a)); and

(b)
I hereby acknowledge that I will not be entitled to receive from the Company any further Options and/or Stock Appreciation Rights or any other equity-based awards, including but not limited to restricted stock, restricted stock units, and the like, notwithstanding the terms of any employment or other agreement, equity plan or other arrangement that may purport to entitle me to any such additional awards (except that nothing herein will restrict the Company from making any further such awards if the Company in its sole discretion elects to make such awards after I become a Participant in the Plan); and

(c)
I hereby agree to execute any documents or instruments the Company may request to evidence my compliance with any of the conditions for participation in the Plan set forth in Section 2.03 of the Plan or as otherwise imposed by the Administrator (as defined in the Plan).

This acknowledgment and consent is hereby made and entered into on this the 28th day of March, 2011 in connection with my initial participation in the Plan.

By:  /s/ David Feldman

Name:  David Feldman

[Exhibit B continued on next page]

Exhibit (a) to Consent and Acknowledgment

to Surrender of Awards

Type of Award (Option/Stock Appreciation Right)	Date of Grant	Number of Underlying Shares of Common Stock
Option	4/21/08	750,000

/s/ David J. Feldman    3/10/11
David J. Feldman

Exhibit B

CONSENT AND ACKNOWLEDGMENT TO SURRENDER OF AWARDS

I, James W. Shaffer, as a condition to my participation in the Katy Industries, Inc. 2011 Change in Control Plan (the “Plan”), hereby agree as follows:

(a)
I hereby surrender any and all rights I now have in any Options (as defined in the Plan) and/or Stock Appreciation Rights (as defined in the Plan) that Katy Industries, Inc. (the “Company”) previously awarded to me (which awards are denoted on the attached Exhibit (a)); and

(b)
I hereby acknowledge that I will not be entitled to receive from the Company any further Options and/or Stock Appreciation Rights or any other equity-based awards, including but not limited to restricted stock, restricted stock units, and the like, notwithstanding the terms of any employment or other agreement, equity plan or other arrangement that may purport to entitle me to any such additional awards (except that nothing herein will restrict the Company from making any further such awards if the Company in its sole discretion elects to make such awards after I become a Participant in the Plan); and

(c)
I hereby agree to execute any documents or instruments the Company may request to evidence my compliance with any of the conditions for participation in the Plan set forth in Section 2.03 of the Plan or as otherwise imposed by the Administrator (as defined in the Plan).

This acknowledgment and consent is hereby made and entered into on this the 28th day of March, 2011 in connection with my initial participation in the Plan.

By:  /s/ James W. Shaffer

Name:  James W. Shaffer

[Exhibit B continued on next page]

Exhibit (a) to Consent and Acknowledgment

to Surrender of Awards

Type of Award (Option/Stock Appreciation Right)	Date of Grant	Number of Underlying Shares of Common Stock
Option	10/27/08	125,000
Stock Appreciation Right	3/12/10	20,000

/s/ James W. Shaffer    3/10/11
James W. Shaffer